INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 2-81318 on Form N-4 of The Prudential Qualified Individual Variable Contract Account of The Prudential Insurance Company of America of our report dated June 4, 1997 relating to the consolidated financial statements of The Prudential Insurance Company of America and subsidiaries in the Statement of Additional Information, which is a part of such Registration Statement, and to the Reference to us under the heading "Experts", also appearing in the Statement of Additional Information.


/s/ DELOITTE & TOUCHE

Parsippany, New Jersey
April 24, 1998


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